As filed with the Securities and Exchange Commission on May 28, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CHINA HYDROELECTRIC CORPORATION
(Exact name of registrant as specified in its charter)

Cayman Islands	20-8979735
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

25B, New Poly Plaza, No. 1 North Chaoyangmen Street
Dongcheng District, Beijing
People’s Republic of China	100010
(Address of principal executive offices)	(Zip Code)
CHINA HYDROELECTRIC CORPORATION 2008 SHARE INCENTIVE PLAN
(Full title of plans)

(Name, address and telephone
number of agent for service)	(Copy to:)
“James” Tie Li Chief Financial Officer and Executive Vice President China Hydroelectric Corporation 420 Lexington Avenue, Suite 860 New York, NY 10170 Tel: (646) 467-9800	Jonathan Klein, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 (212) 335-4500
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
	to be	Offering	Aggregate	Registration
Title of Securities to be Registered (1)	Registered (2)	Price Per Share (3)	Offering Price (3)	Fee (3)
Ordinary Shares, par value $0.001 per share
- Shares issuable upon exercise of outstanding options granted under the 2008 Share Incentive Plan	10,912,000	$5.93	$64,708,160	$4,614
- Shares available for future awards under the 2008 Share Incentive Plan	1,088,000	$2.52	$ 2,741,760	$ 196
TOTAL	12,000,000		$67,449,920	$4,810

(1)	The ordinary shares, par value $0.001 per share (the “Ordinary Shares”) of China Hydroelectric Corporation (the “Registrant”) registered hereunder may be represented by the Registrant’s American Depositary Shares (the “Depositary Shares”), each of which represents three Ordinary Shares. A separate registration statement on Form F-6 (File No. 333-164477) has been filed for the registration of the Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the Ordinary Shares.

(2)	The amount being registered also includes an indeterminate number of Ordinary Shares that may be offered or issued by reason of stock splits, stock dividends and anti-dilution provisions and other terms pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Determined solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on (i) with respect to 10,912,000 Ordinary Shares issuable upon exercise of all outstanding options granted under the 2008 Share Incentive Plan, the weighted average exercise price of such outstanding options, and (ii) with respect to 1,088,000 Ordinary Shares that are available for future awards under the 2008 Share Incentive Plan, one third of the average of the high and low prices of the Registrant’s Depositary Shares as reported on the NYSE on May 26, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plan, as specified in Rule 428(b)(1)(i) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). These documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents which have been filed by the Registrant with the Commission are incorporated herein by reference:
(a)	the Registrant’s latest annual report on Form 20-F filed with the Commission on May 24, 2010, which includes the Registrant’s audited financial statements for the fiscal year ended December 31, 2009; and

(b)	The description of the Registrant’s Ordinary Shares and Depositary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34609) filed with the Commission on January 21, 2010, which incorporates by reference the description of the Registrant’s Ordinary Shares and Depositary Shares set forth under “Description of Share Capital” and “Description of American Depositary Shares” in the Registrant’s prospectus filed with the Commission on January 26, 2010 pursuant to Rule 424(b) under the Securities Act.
     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Article 170 of the Registrant’s Amended and Restated Articles of Association provides for indemnification of officers and directors out of the assets and profits of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur in their capacities as such, provided that this indemnity shall not extend to any matter in respect of any fraud, dishonesty or breach of fiduciary duty which may attach to any of them and shall apply only to the extent that a court has ruled in favor of such persons who are to be indemnified (advancement of expenses shall be permissible to the extent permitted by law).
     The Registrant has entered or intends to enter into indemnification agreements with each of its directors and executive officers whereby it agrees to indemnify them against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibits listed on the accompanying Exhibit Index are filed as a part of, and incorporated by reference into, this Registration Statement.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Beijing, China, on May 28, 2010.

CHINA HYDROELECTRIC CORPORATION
By:	/s/ “James” Tie Li
	Name:	“James” Tie Li
	Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Kuhns or “James” Tie Li, or either of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, including any and all post-effective amendments and amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ John D. Kuhns John D. Kuhns	Chairman and Chief Executive Officer (principal executive officer)	May 28, 2010

/s/ “James” Tie Li “James” Tie Li	Chief Financial Officer (principal financial officer and principal accounting officer) and Executive Vice President	May 28, 2010

/s/ Richard Hochman Richard Hochman	Director	May 28, 2010

/s/ Anthony H. Dixon Anthony H. Dixon	Director	May 28, 2010

/s/ Yong Cao Dr. Yong Cao	Director	May 28, 2010

/s/ You-Su Lin Dr. You-Su Lin	Director	May 28, 2010

/s/ Stephen Outerbridge Stephen Outerbridge	Director	May 28, 2010
SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on May 28, 2010.

CHINA HYDROELECTRIC CORPORATION
By:	/s/ “James” Tie Li
	Name:	“James” Tie Li
	Title:	Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-163558) filed on December 8, 2009).

4.2	Form of Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-163558) filed on December 8, 2009).

4.3	Form of American depositary receipts evidencing American depositary shares (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-163558) filed on December 8, 2009).

4.4	Form of Deposit Agreement between the Registrant and the Bank of New York Mellon as depositary (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-163558) filed on December 8, 2009).

5.1	Opinion of Appleby.

23.1	Consent of Ernst & Young Hua Ming.

23.2	Consent of Appleby (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	China Hydroelectric Corporation 2008 Share Incentive Plan.

99.2	Form of Share Option Grant Agreement for Participants in the People’s Republic of China.

99.3	Form of Share Option Grant Agreement for Participants Not in the People’s Republic of China.